Exhibit 21.1

All Direct and Indirect Subsidiaries of Broadwing Corporation

Corvis France R&D

Acme Gratings, LLC

Dorsal Networks, LLC.

Corvis Gratings Company

United Cable Holdings, LLC

Corvis Operations, Inc.

Corvis Equipment, LLC

Corvis Government Solutions, Inc.

Corvis Netherlands Holdings, BV

Corvis Canada

Corvis Germany GmbH

Corvis Spain SL

Corvis France SAS

C III Communications, LLC

Broadwing Communications, LLC

Broadwing Communications Real Estate Services, LLC

Broadwing Communications Canada, LLC

Broadwing Communications Holdings, Inc.

Broadwing Communications Charitable Foundation

Broadwing Communications Corporation.

Broadwing Financial Services, Inc.

650 Townsend Facility Company, LLC

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